UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2017

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 23, 2017, MGP Ingredients, Inc. (the "Company") entered into a new credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association. The new credit agreement replaces the Company’s existing Third Amended and Restated Credit Agreement.
The Credit Agreement provides for a $150,000,000 revolving credit facility. The Company may increase the facility from time to time by an aggregate principal amount of up to $25,000,000 provided certain conditions are satisfied and at the discretion of the lender. The Credit Agreement matures on August 23, 2022.
The interest rate for the Credit Agreement will equal either LIBOR plus an applicable margin or an alternate base rate (which will be the highest of the Wells Fargo prime rate, the 30 day LIBOR (resetting daily) plus 1.00%, and the Federal Funds rate plus 0.50% plus the applicable margin). The applicable margin ranges from 1.375% to 1.5%, depending on the Company’s leverage ratio determined as of the last day of the immediately preceding fiscal quarter. The Company has agreed to pay certain fees with respect to the new credit facility, including an unused commitment fee.
The Credit Agreement includes customary covenants restricting the Company’s ability to incur additional indebtedness and liens, limiting asset transfers, limiting loans, advances and other investments, and limiting acquisitions to $100,000,000 in any calendar year. The Credit Agreement requires the Company to maintain a Consolidated Leverage Ratio (defined in the Credit Agreement as the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA) of less than 3 to 1 (2.75 to 1 when measured before or immediately after the consummation of certain acquisitions), and to maintain a Consolidated Fixed Charge Coverage Ratio (the ratio of (a) the remainder of (i) Consolidated EBITDA minus (ii) dividends and distributions to shareholders minus (iii) income taxes, minus (iv) certain capital expenditures, minus (v) certain [limited] share repurchases, to (b) Consolidated Fixed Charges) of 1.25 to 1. The Credit Agreement includes customary representations, warranties, affirmative covenants and events of default.
MGPI Processing, Inc., MGPI Pipeline, Inc., and MGPI of Indiana, LLC, subsidiaries of the Company, entered into a Subsidiary Guaranty Agreement pursuant to which they provided a guaranty of the Company’s obligations. The Company and its guarantor subsidiaries' obligations in respect of the credit facility are secured by a lien on certain personal property of the Company and the guarantor subsidiaries.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
On August 23, 2017, the Company also entered into a Note Purchase and Private Shelf Agreement (the “Note Purchase Agreement”) with PGIM, Inc., an affiliate of Prudential Financial, Inc., and certain affiliates of PGIM, Inc. The Note Purchase Agreement provides for the issuance of up to $75,000,000 of Senior Secured Notes, and the Company issued $20,000,000 of Senior Secured Notes due 2027. The Senior Secured Notes rank pari passu with the credit facility, are guaranteed by the same subsidiaries of the Company as is the case for the credit facility, and are secured by pari passu liens on the same personal property as secures the credit facility. The Senior Secured Notes due 2027 issued on August 23, 2017 have a maturity date of August 23, 2027 and bear interest at a rate of 3.53% per year. The Company may prepay the outstanding principal amount under the Senior Secured Notes at any time, subject to the payment of a make-whole payment. Additional Senior Secured

Notes may be issued from time to time pursuant to the Note Purchase Agreement, subject to the satisfaction of certain conditions and at the discretion of the purchasers of such notes. The Note Purchase Agreement requires the Company to maintain a consolidated leverage ratio and a consolidated fixed charge coverage ratio consistent with the requirements of the Credit Agreement. The Note Purchase Agreement includes customary representations, warranties, affirmative covenants and events of default.
The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement
The information contained in Item 1.01 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits
10.1    Credit Agreement between MGP Ingredients, Inc. and Wells Fargo Bank, National Association, dated August 23, 2017.

10.2	Note Purchase and Private Shelf Agreement between MGP Ingredients, Inc., PGIM, Inc., and certain purchasers affiliated with PGIM, Inc., dated August 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: August 24, 2017	By:	/s/ Thomas K. Pigott
Thomas K. Pigott, Vice President and Chief Financial Officer